ITEM 7 -- CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................    1
CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD SEPTEMBER 1, 1995 THROUGH DECEMBER
  31, 1995............................................................................
  Consolidated Balance Sheets.........................................................    2
  Consolidated Statements of Operations...............................................    3
  Consolidated Statements of Stockholders' Equity (Deficit)...........................    4
  Consolidated Statements of Cash Flows...............................................    5
  Notes to Consolidated Financial Statements..........................................    6

INDEPENDENT AUDITORS' REPORT

Board of Directors
Silver King Communications, Inc.

We have audited the accompanying consolidated balance sheets of Silver King Communications, Inc. and subsidiaries (the "Company") as of December 31, 1995 and August 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period September 1, 1995 through December 31, 1995 and for each of the three years in the period ended August 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and August 31, 1995 and 1994, and the results of its operations and its cash flows for the period September 1, 1995 through December 31, 1995 and for each of the three years in the period ended August 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note B-9 to the consolidated financial statements, the Company changed its method of accounting for income taxes effective September 1, 1993 to conform with Statement of Financial Standards No. 109.

Deloitte & Touche LLP

Tampa, Florida
July 2, 1996

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                          AUGUST 31,
                                                                      DECEMBER 31,   ---------------------
                                                                          1995         1995        1994
                                                                      ------------   ---------   ---------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.........................................   $   19,140    $  22,210   $  12,040
  Accounts receivable, net..........................................        1,402          612         789
  Notes receivable, current.........................................        2,835        2,695       1,927
  Other current assets..............................................        1,199          970         520
  Deferred income taxes.............................................        1,797          755         365
                                                                      ------------   ---------   ---------
         Total current assets.......................................       26,373       27,242      15,641
PROPERTY, PLANT AND EQUIPMENT, AT COST
  Computer and broadcast equipment..................................       76,033       76,144      76,605
  Buildings and leasehold improvements..............................       19,520       19,520      19,291
  Furniture and other equipment.....................................        2,991        2,996       2,889
                                                                      ------------   ---------   ---------
                                                                           98,544       98,660      98,785
    Less accumulated depreciation...................................      (72,851)     (71,419)    (67,890)
                                                                      ------------   ---------   ---------
                                                                           25,693       27,241      30,895
  Land..............................................................        3,334        3,334       3,329
  Construction in progress..........................................          244          181         258
                                                                      ------------   ---------   ---------
                                                                           29,271       30,756      34,482
OTHER ASSETS
  Intangible assets, net............................................       59,984       63,103      72,492
  Capitalized bank fees, net........................................        3,293        3,581       4,118
  Notes receivable, net of current portion..........................       12,188       12,674      13,262
  Long-term investments.............................................        5,135        5,135       5,135
  Other.............................................................          426          426         358
                                                                      ------------   ---------   ---------
                                                                           81,026       84,919      95,365
                                                                      ------------   ---------   ---------
                                                                       $  136,670    $ 142,917   $ 145,488
                                                                      ============   ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term obligations.......................   $   12,456    $  16,588   $  10,475
  Accrued liabilities:
    Payroll and payroll taxes.......................................        1,315        1,534         624
    Rent............................................................          722          753         835
    Interest........................................................          777          831         716
    Other...........................................................        2,217        1,494       1,438
    Restructuring...................................................        1,333           --          --
                                                                      ------------   ---------   ---------
         Total current liabilities..................................       18,820       21,200      14,088
DEFERRED INCOME TAXES...............................................       14,399       14,502      14,261
LONG-TERM OBLIGATIONS, net of current maturities....................       95,980       97,937     114,525
COMMITMENTS AND CONTINGENCIES.......................................           --           --          --
STOCKHOLDERS' EQUITY
  Preferred stock - $.01 par value; 50,000 shares authorized, no
    shares issued and outstanding...................................           --           --          --
  Common stock - $.01 par value; 30,000,000 shares authorized,
    6,996,332 and 6,483,394 shares issued and outstanding,
    respectively....................................................           70           69          65
  Class B - convertible common stock - $.01 par value; 2,415,945
    shares authorized, issued and outstanding.......................           24           24          24
  Additional paid-in capital........................................      126,119      125,377     109,881
  Note receivable from common stock issuance to key executive.......       (4,998)      (4,998)         --
  Deficit...........................................................     (110,123)    (107,241)   (107,356)
  Unearned compensation.............................................       (3,621)      (3,953)         --
                                                                      ------------   ---------   ---------
                                                                            7,471        9,278       2,614
                                                                      ------------   ---------   ---------
                                                                       $  136,670    $ 142,917   $ 145,488
                                                                      ============   ==========  ==========

   The accompanying notes are an integral part of these financial statements.

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       PERIOD
                                                  SEPTEMBER 1, 1995       YEARS ENDED AUGUST 31,
                                                       THROUGH        ------------------------------
                                                  DECEMBER 31, 1995     1995       1994       1993
                                                  -----------------   --------   --------   --------
REVENUE
  Broadcasting..................................       $15,061        $ 44,563   $ 42,682   $ 41,249
  Production....................................           919           3,355      3,881      4,887
                                                  -----------------   --------   --------   --------
          Net revenue...........................        15,980          47,918     46,563     46,136
COSTS AND EXPENSES
  Cost of production............................           193             614        938      1,203
  General and administrative....................         9,163          24,394     21,309     21,379
  Depreciation and amortization.................         4,701          14,674     15,000     17,849
  Restructuring.................................         2,000              --         --         --
  Loss due to closing of operating unit.........           603              --      1,205         --
                                                  -----------------   --------   --------   --------
          Total costs and expenses..............        16,660          39,682     38,452     40,431
                                                  -----------------   --------   --------   --------
          Operating profit (loss)...............          (680)          8,236      8,111      5,705
OTHER INCOME (EXPENSE)
  Interest income...............................           888           3,410      1,321      1,013
  Interest expense - Other......................        (3,463)        (10,963)      (722)       (22)
  Interest expense - HSNCC......................            --              --    (11,456)   (12,795)
  Dividend income from preferred stock
     investment.................................            --             463      3,366         --
  Miscellaneous.................................            --             107        (14)        19
                                                  -----------------   --------   --------   --------
          Total other income (expense)                  (2,575)         (6,983)    (7,505)   (11,785)
                                                  -----------------   --------   --------   --------
Earnings (loss) before income taxes and
  cumulative effect of change in accounting
  principle for income taxes....................        (3,255)          1,253        606     (6,080)
Income tax benefit (provision)..................           373          (1,138)    (1,505)      (306)
                                                  -----------------   --------   --------   --------
Earnings (loss) before cumulative effect of
  change in accounting principle for income
  taxes.........................................        (2,882)            115       (899)    (6,386)
Cumulative effect of change in accounting
  principle for income taxes....................            --              --     (2,979)        --
                                                  -----------------   --------   --------   --------
NET EARNINGS (LOSS).............................       $(2,882)       $    115   $ (3,878)  $ (6,386)
                                                  =============       ========   ========   ========
PER SHARE OF COMMON STOCK
Earnings (loss) before cumulative effect........       $ (0.31)       $    .01   $  (0.10)  $  (0.72)
Cumulative effect of change in accounting
  principle.....................................            --              --      (0.34)        --
                                                  -----------------   --------   --------   --------
NET EARNINGS (LOSS) PER COMMON SHARE............       $ (0.31)       $    .01   $  (0.44)  $  (0.72)
                                                  =============       ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                     NOTE
                                                                                  RECEIVABLE
                                  COMMON      COMMON      CLASS B                    FROM
                                   STOCK       STOCK     CONVERTIBLE  ADDITIONAL    COMMON
                                   $1.00       $0.01       COMMON      PAID-IN      STOCK                   UNEARNED
                                 PAR VALUE   PAR VALUE     STOCK       CAPITAL     ISSUANCE     DEFICIT    COMPENSATION   TOTAL
                                 ---------   ---------   ----------   ---------   ----------   ---------   -----------   --------
BALANCE AT AUGUST 31, 1992......   $   1       $  --        $ --      $  10,405          --    $ (97,092)    $  (378)    $(87,064)
Amortization of unearned
  compensation related to the
  HSN executive stock award
  program.......................      --          --          --             --          --           --          18           18
Forfeiture of unearned
  compensation from the HSN
  executive stock award
  program.......................      --          --          --             --          --           --         360          360
Adjustment to equity caused by
  distribution of Company stock
  by HSN........................      (1)         64          24         99,299          --           --          --       99,386
Issuance of common stock upon
  exercise of SKC stock
  options.......................      --          --          --             54          --           --          --           54
Issuance of common stock of HSN
  stock options exercised on or
  about the Distribution Date...      --          --          --             28          --           --          --           28
Net loss for the year ended
  August 31, 1993...............      --          --          --             --          --       (6,386)         --       (6,386)
                                 ---------   ---------     -----      ---------   ----------   ---------   -----------   --------
BALANCE AT AUGUST 31, 1993......      --          64          24        109,786          --     (103,478)         --        6,396
Issuance of common stock upon
  exercise of SKC stock
  options.......................      --           1          --             95          --           --          --           96
Net loss for the year ended
  August 31, 1994...............      --          --          --             --          --       (3,878)                  (3,878)
                                 ---------   ---------     -----      ---------   ----------   ---------   -----------   --------
BALANCE AT AUGUST 31, 1994......      --          65          24        109,881          --     (107,356)         --        2,614
Issuance of common stock to key
  executive.....................      --           4          --          9,996      (4,998)          --          --        5,002
Value of common stock in excess
  of key executive's purchase
  price.........................      --          --          --            926          --           --          --          926
Issuance of common stock upon
  exercise of SKC stock
  options.......................      --          --          --            180          --           --          --          180
Unearned compensation related to
  grant of stock options to key
  executive.....................      --          --          --          3,973          --           --      (3,973)          --
Amortization of unearned
  compensation related to grant
  of stock options to key
  executive.....................      --          --          --             --          --           --          20           20
Income tax benefit relating to
  stock options exercised.......      --          --          --            421          --           --          --          421
Net earnings for the year ended
  August 31, 1995...............      --          --          --             --          --          115          --          115
                                 ---------   ---------     -----      ---------   ----------   ---------   -----------   --------
BALANCE AT AUGUST 31, 1995......      --          69          24        125,377      (4,998)    (107,241)     (3,953)       9,278
Issuance of common stock upon
  exercise of SKC stock
  options.......................      --           1          --            187          --           --          --          188
Amortization of unearned
  compensation related to grant
  of stock options to key
  executive.....................      --          --          --             --          --           --         332          332
Income tax benefit relating to
  stock options exercised.......      --          --          --            555          --           --          --          555
Net loss for the period ended
  December 31, 1995.............      --          --          --             --          --       (2,882)         --       (2,882)
                                 ---------   ---------     -----      ---------   ----------   ---------   -----------   --------
                                   $  --       $  70        $ 24      $ 126,119    $ (4,998)   $(110,123)    $(3,621)    $  7,471
                                 ========    ========    =========    =========   =========    ==========  ============  =========

   The accompanying notes are an integral part of these financial statements.

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                        PERIOD
                                                  SEPTEMBER 1, 1995
                                                       THROUGH             YEARS ENDED AUGUST 31,
                                                     DECEMBER 31,      ------------------------------
                                                         1995            1995       1994       1993
                                                  ------------------   --------   ---------   -------
CASH FLOWS -- OPERATING ACTIVITIES:
  Net earnings (loss)...........................       $ (2,882)       $    115   $  (3,878)  $(6,386)
  Adjustments to reconcile net earnings (loss)
     to net cash provided by operating
     activities:
     Depreciation and amortization..............          4,701          14,674      15,000    17,849
     Provision for (recovery of) losses on
       accounts receivable......................             51             179        (163)      125
     Non-cash compensation to key executive.....             --             926          --        --
     Non-cash interest expense..................            288             820          --        --
     Non-cash portion of loss due to closing of
       operating unit...........................             --              --         546        --
     (Gain) loss on retirement or sale of fixed
       assets...................................            603            (111)         99         1
     Amortization of unearned compensation
       related to grant of stock options to key
       executive................................            332              20          --        --
     Expense related to the HSN executive stock
       award program............................             --              --          --        18
     Expense related to leases with escalation
       clause...................................            (31)            (82)        (46)        2
     Non-cash interest income...................             --              --          --       (53)
     Deferred income tax expense................           (710)            219       3,845       226
     (Increase) decrease in other assets........             --            (260)        (74)     (138)
     Changes in current assets and liabilities:
       (Increase) decrease in accounts
          receivable............................           (841)             (2)        350      (245)
       (Increase) decrease in other current
          assets................................           (229)           (397)         15      (265)
       Increase (decrease) in accrued
          liabilities...........................          1,300           1,081        (606)    1,471
                                                     ----------        --------   ---------   -------
          NET CASH PROVIDED BY (USED IN)
            OPERATING ACTIVITIES................          2,582          17,182      15,088    12,605
                                                     ----------        --------   ---------   -------
CASH FLOWS -- INVESTING ACTIVITIES:
  Capital expenditures..........................           (163)         (1,703)     (1,922)   (2,776)
  Proceeds from sale of fixed assets............             66             254          34        --
  Investments in long-term notes receivable.....           (653)         (2,855)     (2,300)   (3,774)
  Repayments from long-term notes receivable....            999           2,868       3,280       793
                                                     ----------        --------   ---------   -------
          NET CASH PROVIDED BY (USED IN)
            INVESTING ACTIVITIES................            249          (1,436)       (908)   (5,757)
                                                     ----------        --------   ---------   -------
CASH FLOWS -- FINANCING ACTIVITIES:
  Principal payments of long-term
     obligation -- other........................         (6,089)        (10,475)         --        --
  Principal payments and retirement of long-term
     obligation to HSNCC........................             --              --    (132,909)   (2,633)
  Proceeds from debt refinancing................             --              --     125,000        --
  Payment of capitalized bank fees..............             --            (283)     (4,184)       --
  Proceeds from issuance of common stock........             --           5,002          --        --
  Proceeds from exercise of stock options.......            188             180          96        82
  Net advances from HSN.........................             --              --          --     5,312
                                                     ----------        --------   ---------   -------
          NET CASH PROVIDED BY (USED IN)
            FINANCING ACTIVITIES................         (5,901)         (5,576)    (11,997)    2,761
                                                     ----------        --------   ---------   -------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...................................         (3,070)         10,170       2,183     9,609
Cash and cash equivalents at beginning of
  period........................................         22,210          12,040       9,857       248
                                                     ----------        --------   ---------   -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD......       $ 19,140        $ 22,210   $  12,040   $ 9,857
                                                  ==============       ========   =========   =======

   The accompanying notes are an integral part of these financial statements.

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- ORGANIZATION AND DISTRIBUTION

     In July 1986, Silver King Broadcasting Company, Inc. ("SKBC") was incorporated in Delaware and began acquiring UHF television stations. SKBC was formed as part of a strategy to broaden the viewership of the retail sales programming produced by Home Shopping Club, Inc. ("HSC"), a wholly-owned subsidiary of Home Shopping Network, Inc. ("HSN") and a leader in the electronic retailing industry. HSC sells a variety of consumer goods and services by means of HSC's live, customer-interactive retail sales programming, which is received on a full-time or part-time basis by broadcast television stations, cable television systems and satellite dish receivers. SKBC subsequently changed its name to HSN Communications, Inc. ("HSNC") and, on August 25, 1992, HSNC changed its name to Silver King Communications, Inc. ("SKC" when referring to the parent company alone, but when referring to SKC and/or one or more of its direct or indirect wholly-owned subsidiaries, the "Company"). Currently, the Company owns and operates 12 independent full-power UHF television stations, including one television satellite station (the "Stations"), which affiliate with and primarily broadcast HSC retail sales programming. The Stations serve eight of the 12 largest metropolitan television markets in the United States. As of January 31, 1996, the Stations reached approximately 28.0 million television households, which is one of the largest audience reaches of any owned and operated independent television broadcast group in the United States.

     In addition, the Company owns 26 low power television ("LPTV") stations that broadcast HSC retail sales programming. LPTV stations have lower power transmitters than conventional television stations and, therefore, the broadcast signals of LPTV stations do not cover as broad a geographical area as conventional broadcast television stations.

     On December 28, 1992 (the "Distribution Date"), HSN distributed the capital stock (the "Distribution") of the Company to HSN's stockholders of record as of December 24, 1992 (the "Record Date"), in the form of a pro-rata stock dividend. The capital stock of Telemation, Inc. ("Telemation") was contributed to SKC prior to the Distribution. Telemation is a video production and post-production company providing a full range of communications services to corporations and advertising agencies, and Telemation also produces television shows and videos for the entertainment industry.

     Prior to the Distribution Date, SKC and Telemation operated independently as wholly-owned subsidiaries of HSN. For financial reporting purposes, information presented prior to the Distribution Date reflects combined financial statements of these two entities, which are substantially the same as consolidated financial statements. For periods following the Distribution Date, the companies, as described above, are consolidated for financial reporting purposes.

     The Distribution resulted in 100% of the outstanding shares of the Company's Common Stock and the Company's Class B Common Stock being distributed to holders of HSN Common Stock and HSN Class B Common Stock on a pro-rata basis as of the Record Date.

     Roy M. Speer indirectly controls the Company through the ownership, by RMS Limited Partnership ("RMSLP"), a Nevada limited partnership, of 100% of the Company's Class B Common Stock. On February 11, 1993, RMSLP entered into an agreement granting an assignable option to purchase 2,000,000 shares of its Class B Common Stock in the Company to Liberty Media Corporation ("Liberty"). This agreement was subsequently amended on September 23, 1994, and Liberty retained its option to purchase 2,000,000 shares. Liberty and Barry Diller (the "key executive") have entered into a binding term sheet pursuant to which Liberty and Mr. Diller have formed Silver Management Company ("SMC" or "Silver Company") to which Liberty intends to assign the Option. On March 6, 1996, the Federal Communications Commission ("FCC") granted its approval of the transfer of control of SKC from Mr. Speer to SMC by the proposed consummation of the Option. However, the FCC attached certain conditions to the grant and also adopted a stay order delaying the effectiveness of the approval until the FCC completed an investigation of allegations raised against SKC by Urban Broadcasting Corporation ("Urban") that questioned SKC's

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES qualifications as an FCC licensee. SMC filed a pleading requesting that the FCC delete or modify one of the conditions to the grant which required prior FCC approval if Liberty's parent company, Tele-Communications, Inc. ("TCI"), materially increases its cable systems' percentage of subscribers in any of the 11 markets served by the Company's Stations. In a Memorandum Opinion and Order and Notice of Apparent Liability released June 14, 1996, the FCC lifted the stay order on its approval of the transfer of control applications and deleted the condition to the grant requiring FCC approval if Liberty's parent company, TCI, materially increases its cable systems' percentage of subscribers in any of the 11 markets served by the Company's Stations. The ruling provides that the FCC must be notified at any time TCI acquires subscribers representing more than 50% of the television households in a Company Station market. The FCC also fined Urban $25,000 for abdicating control of its station, WTMW(TV), Arlington, Virginia, to the Company during the station construction period. The Company was fined $150,000 for assuming unauthorized control of the Station during the construction period and for violating the FCC's duopoly rules during that time period as a result of the signal overlap between WTMW(TV) and the Company's Baltimore, Maryland Station, WHSW-TV, notwithstanding the agency's ruling that control of WTMW(TV) reverted back to Urban at the time the Station commenced operations. The FCC also required that certain aspects of the contracts between Urban and the Company, as Urban's lender and a shareholder, be reformed. If a sale pursuant to exercise of the option is consummated between RMSLP and Liberty or its assignee, Mr. Speer will no longer control the Company. For further information regarding the option, see Note F.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements include the accounts of SKC and all subsidiaries, all of which are wholly-owned. All intercompany transactions and accounts have been eliminated.

CHANGE IN FISCAL YEAR

     On October 25, 1995, the Board of Directors of the Company changed the Company's fiscal year effective January 1, 1996, to include the twelve-month period from January 1, 1996 through December 31, 1996 and each twelve-month period thereafter.

     The Company's significant accounting policies are as follows:

1.  REVENUE RECOGNITION

     Revenue for the Stations is derived principally through the broadcast of HSC programming. The Company charges HSC an amount based on the household reach in each area to which the Stations transmit an acceptable signal (the "Service Areas"). On December 28, 1992, each of the Station operating subsidiaries entered into a Television Affiliation Agreement with HSC (the "Affiliation Agreements"). Thus, commencing on December 28, 1992, HSC began compensating the Company by paying each Station compensation pursuant to the applicable hourly affiliation rate for such Station under its Affiliation Agreement. The Station Affiliation Agreements provide for higher compensation to the Stations if a Station's Compensation Amount, which is based upon a formula involving HSC's net sales credited to the Station, exceeds the amount payable pursuant to the hourly affiliation rate. This determination is made on an annual basis within 30 days of the anniversary of the Affiliation Agreements. Broadcast revenue from significant customers is shown separately in Note I. Production revenue includes fees charged for video production services to outside clients. Production fees charged to companies related through common ownership in four months of fiscal year 1993 are shown separately in Note I. Broadcasting and production revenue are recognized when the products are delivered or the service has been rendered.

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

2.  CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash and short-term investments with original maturities of less than 90 days.

3.  ACCOUNTS RECEIVABLE, NET

     Accounts receivable is net of an allowance for doubtful accounts of approximately $.1 million at December 31, 1995, August 31, 1995 and 1994, respectively. Approximately $.8 million of the accounts receivable balance at December 31, 1995 is due from HSN.

4.  INTEREST RATE PROTECTION AGREEMENTS

     In fiscal year 1994, SKTV, Inc., a wholly-owned subsidiary of SKC, entered into Interest Rate Protection Agreements (the "Cap Agreements") on notional debt amounts totaling $50.0 million to limit the Company's exposure to increases in interest rates. The cost of these Cap Agreements is amortized over a three-year life. Any differential to be received by the Company as a result of the term loan interest rates exceeding the interest rate under the Cap Agreements is accrued when earned and is recorded as a reduction to interest expense. See Note C.

5.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Depreciation is provided for in amounts sufficient to allocate the cost of depreciable assets to operations over their estimated service lives, ranging from three to 39 years, on a straight-line basis. For income tax purposes, certain assets are depreciated using allowable accelerated methods.

     Depreciation is provided on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives as follows:

    Computer and broadcast equipment.....................  6-13 years
    Buildings and building improvements..................  30-39 years
    Leasehold improvements...............................  Lease term 8-20 years
    Furniture and other equipment........................  3-10 years

     Depreciation expense was approximately $1.6 million, $5.3 million, $5.3 million and $8.0 million for the period September 1, 1995 through December 31, 1995 and the years ended August 31, 1995, 1994 and 1993, respectively.

     At least annually, and more often if circumstances dictate, the Company evaluates the recoverability of the net carrying value of its property, plant and equipment on a consolidated Company basis. As part of this evaluation, the fair value of the property, plant and equipment is estimated (in some cases with the assistance of outside real estate consultants) based on discounted cash flows. The fair value is compared to the carrying amount in the financial statements. A deficiency in fair value relative to carrying amount is an indication of the need for a writedown due to impairment. If the total of these future undiscounted cash flows were less than the carrying amount of the property, plant and equipment, the property, plant and equipment would be written down to its fair value, and a loss on impairment recognized by a charge to earnings. The Company's accounting policy complies with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

6.  INTANGIBLE ASSETS AND CAPITALIZED BANK FEES

     Intangible assets include the costs associated with the acquisition of certain assets included in the acquisitions of the Stations, which are amortized using the straight-line method over their estimated lives. The carrying value of intangible assets is periodically reviewed by the Company on a consolidated Company basis and impairments are recognized by a charge to earnings when the expected future operating cash flows derived from such intangibles is less than carrying value. Capitalized bank fees were originated in the refinancing of the long-term obligation discussed in Note C and are amortized using the effective-yield method.

                                                                   AUGUST 31,
                                                DECEMBER 31,   -------------------    PERIOD OF
                                                    1995        1995        1994     AMORTIZATION
                                                ------------   -------     -------   ------------
                                                               (IN THOUSANDS)
    Intangible Assets:
         Federal Communications Commission
           ("FCC") licenses...................    $ 46,287     $47,016     $49,209      30 years
         Identified intangibles acquired......       6,833       9,114      15,986      10 years
         Goodwill.............................       6,864       6,973       7,297      30 years
                                                ------------   -------     -------
                                                  $ 59,984     $63,103     $72,492
                                                ==========     =======     =======
    Capitalized bank fees.....................    $  3,293     $ 3,581     $ 4,118     6-8 years
                                                ==========     =======     =======

     Intangible assets are net of accumulated amortization of approximately $83.8 million, $80.6 million and $70.4 million at December 31, 1995, August 31, 1995 and 1994, respectively. Capitalized bank fees are net of accumulated amortization of approximately $1.2 million, $.1 million and $.9 million at December 31, 1995, August 31, 1995 and 1994, respectively.

     Amortization expense for both intangible assets and capitalized bank fees was approximately $3.1 million, $9.4 million, $9.7 million and $9.8 million for the period September 1, 1995 through December 31, 1995 and the years ended August 31, 1995, 1994 and 1993, respectively.

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

7.  NOTES RECEIVABLE

     The Company has notes receivable as follows:

                                                                              AUGUST 31,
                                                           DECEMBER 31,   -------------------
                                                               1995        1995        1994
                                                           ------------   -------     -------
                                                                          (IN THOUSANDS)
    ROBERTS BROADCASTING COMPANY
      Note receivable, interest at 12.8%, principal and
      interest payments of $69,055 due monthly and
      maturing March 1998................................    $  1,613     $ 1,815     $ 2,372
    ROBERTS BROADCASTING COMPANY OF DENVER
      Note receivable, interest at 11.5%, principal and
      interest payments of $64,330 due monthly,
      commencing during fiscal year 1996.................       3,700       3,048          --
    URBAN BROADCASTING CORPORATION
      Note receivable, interest at 11.5%, principal and
      interest payments of $182,558 due monthly and
      maturing October 2000..............................       8,094       8,703      10,500
    JOVON BROADCASTING CORPORATION
      Note receivable, interest at 12.8%, principal and
      interest payments of $65,100 due monthly and
      maturing May 1998..................................       1,616       1,803       2,317
                                                           ------------   -------     -------
                                                               15,023      15,369      15,189
         Less current portion of notes receivable........       2,835       2,695       1,927
                                                           ------------   -------     -------
                                                             $ 12,188     $12,674     $13,262
                                                           ==========     =======     =======

     The notes receivable are collateralized by stock pledges and security interests in all of the tangible and intangible assets in the investee companies to the full extent permitted by law.

     On October 2, 1993, Urban defaulted on the note receivable of $10.5 million (the "Note") held by Silver King Broadcasting of Virginia, Inc. ("SKVA"), a wholly-owned subsidiary of the Company, with respect to the construction of Station WTMW (TV), Arlington, Virginia. On April 11, 1994, SKVA filed a Motion for Judgment in the Circuit Court for the County of Arlington, Virginia against Urban, Theodore M. White and Page E. Silver. Mr. White is President, sole director and owner of all the voting stock of Urban, and Ms. Silver is Vice President, Secretary and Treasurer of Urban. The principal basis for the lawsuit was SKVA's allegation that Urban had failed to pay $1,195,972 in principal and interest due on the Note. SKVA sought $11,243,233, consisting of the accelerated loan principal, interest on the missed payments and default interest. On July 7, 1994, Urban filed an Amended Counterclaim of $6.5 million alleging, among other things, that the equipment for the station is defective and outdated, that it was excessively priced and that the Company never made some of the expenditures for such equipment.

     On May 22, 1995, SKVA and Urban settled the lawsuit. Pursuant to the settlement, SKVA received approximately $3.5 million on May 23, 1995, consisting of $1.8 million in interest income and $1.7 million in principal on SKVA's $10.5 million loan to Urban. Additionally, SKVA forgave approximately $.1 million of interest under the terms of the settlement and Urban dismissed its Amended Counterclaim. Urban remained obligated to repay the outstanding principal balance of approximately $8.8 million over the remaining term of the loan.

     On July 3, 1995, Urban and Mr. White separately filed voluntary Chapter 11 bankruptcy petitions. On September 26, 1995, the bankruptcy court entered a final cash collateral order with respect to the Urban

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES bankruptcy executed by Urban and SKVA that lasts until December 31, 1995 and, thereafter, for successive periods of three months unless Urban or SKVA gives 30 days' notice of termination prior to the end of any such three-month period. To date, no such notice has been provided. Accordingly, the final cash collateral order shall remain in effect until at least September 30, 1996. As of May 31, 1996, Urban is current on its loan payment obligations and the remaining principal balance is $7,558,754. On June 24, 1996, the Court approved the disclosure statements of both Urban and the Official Committee of Unsecured Creditors. A hearing on confirmation of both plans of reorganization has been scheduled for September 5-6, 1996.

     On November 5, 1993, the Company simultaneously entered into a loan agreement and an amended shareholders agreement with the other shareholders of Blackstar Communications, Inc. ("Blackstar"). Under the terms of the loan agreement, the Company advanced $2.3 million at 11.5% per annum for seven years to Blackstar, which assisted Blackstar in purchasing, at a discount, a $2.7 million note, plus accrued interest of approximately $.1 million, held by the Federal Depository Insurance Corporation. Under the terms of the amended shareholders agreement, Blackstar and the Company reduced the cumulative preferred dividend rate from 14% to 9.25% retroactive to April 20, 1988. The Company received $1.0 million in cash of the total dividends in arrears amount of approximately $2.8 million on November 5, 1993. Additional scheduled dividend payments of $.5 million and $.4 million were made on April 4, 1994 and July 1, 1994, respectively. In addition, on August 10, 1994, Blackstar completed a refinancing and made a dividend payment of $1.5 million to the Company to satisfy all remaining dividends in arrears, repaid the $2.3 million loan to the Company and paid the balance of accrued interest at August 10, 1994 of $28,612 to the Company.

     On October 31, 1994, the Company closed on a loan agreement with Roberts Broadcasting Company of Denver ("RBD") for $3.7 million at 11.5% interest per annum for seven years. The first interest payment is due 60 days after commencement of operations of Station KTVJ(TV), Boulder, Colorado. The first of 84 consecutive equal monthly installments of principal and interest is due 90 days after the commencement of station operations. Construction of the station began in the first quarter of fiscal year 1995 and is scheduled to be completed by December 31, 1995. As of November 10, 1995, the Company loaned RBD the $3.7 million towards construction of the station required by the loan agreement. No repayments were classified as current in the financial statements at August 31, 1995. The Station commenced operations on February 22, 1996. For purposes of the table below, the Company began to receive payments from RBD in June 1996 and the December 31, 1995 balance sheet includes a portion of the note receivable classified as current.

     Scheduled principal and interest payments on the notes receivable are as follows (in thousands):

                                  YEARS ENDING
                                  DECEMBER 31,
    -------------------------------------------------------------------------
      1996...................................................................    $ 4,351
      1997...................................................................      4,573
      1998...................................................................      3,495
      1999...................................................................      2,963
      2000...................................................................      2,598
      Thereafter.............................................................      1,800
                                                                                 -------
                                                                                  19,780
      Less interest portion..................................................      4,757
                                                                                 -------
                                                                                 $15,023
                                                                                 =======

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

8.  LONG-TERM INVESTMENTS

     The Company has long-term investments accounted for under the cost method in the following companies:

                                                                                AUGUST 31,
                                                               DECEMBER 31,   ---------------
                                                                   1995        1995     1994
                                                               ------------   ------   ------
                                                                       (IN THOUSANDS)
    BLACKSTAR COMMUNICATIONS, INC.
      1,000 shares Preferred Stock, $5,000 per share,
      nonvoting, 14% per annum cumulative dividend
      restructured to 9.25% per annum on November 5, 1993....     $5,000      $5,000   $5,000
      4,500 shares Series 1 Class B nonvoting Convertible
      Common Stock, $10 per share, convertible on a
      one-to-one basis to Series 2 voting Common Stock.......         45          45       45
    ROBERTS BROADCASTING COMPANY
      4,500 shares Series 1 Class B nonvoting Convertible
      Common Stock, $10 per share, convertible on a
      one-to-one basis to Series 2 voting Common Stock.......         45          45       45
    ROBERTS BROADCASTING COMPANY OF DENVER
      45 shares Series 1 Class B nonvoting Convertible Common
      Stock, $10 per share, convertible on a one-to-one basis
      to Series 2 voting Common Stock........................         --          --       --
    URBAN BROADCASTING CORPORATION
      4,500 shares Series 1 Class B nonvoting Convertible
      Common Stock, $10 per share, convertible on a
      one-to-one basis to Series 2 voting Common Stock.......         45          45       45
                                                               ------------   ------   ------
                                                                  $5,135      $5,135   $5,135
                                                               ==========     ======   ======

     Use of the cost method of accounting for the Company's long-term investments is considered appropriate because the Company's common stock investments are nonvoting common stock. The Company has the option to convert these nonvoting interests into voting common stock investments. The Company does not presently intend to convert the Class B nonvoting Convertible Common Stock into voting Common Stock. Assuming conversion of the Company's nonvoting stock and elimination of the FCC overlap rules with respect to Urban, the Company would hold a 45% voting interest in each of the companies listed in the table above.

     The Company evaluates the recoverability of these long-term investments through such procedures, among others, as analyzing the investees' financial statements and estimating the fair market value of these investments, which includes consideration of internally and externally prepared valuations of television stations. The purpose of these procedures is to identify and recognize a loss on these investments in the period in which a decline in value is determined to be other than temporary. Included in the various agreements, the Company is granted certain limited approval rights related to enumerated investee corporate actions.

     In the case of dissolution or liquidation, the holders of Preferred Stock and Class B Convertible Common Stock are entitled to receive payment of the par value and all accumulated and unpaid dividends before any payment is made to the holders of any other class of stock. See Note B-7 for additional information.

     The Company also has an option to purchase a 45% nonvoting common stock interest in Station WJYS (TV), Hammond, Indiana, serving the Chicago, Illinois television market (which station no longer carries

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

HSC programming). On October 21, 1994, the Company provided written notice of its election to exercise this option. The purchase of the nonvoting common stock subject to the option has not been consummated however. On November 7, 1995, the licensee of station WJYS(TV) filed a petition for declaratory ruling with the FCC arguing that consummation of the acquisition would result in a violation of agency rules and policies concerning local television station ownership. In a Memorandum Opinion and Order and Notice of Apparent Liability released June 14, 1996, the FCC ruled that the Company may exercise that portion of the option which will provide it with a 33% nonvoting common stock interest in Station WJYS(TV). The FCC also required that certain aspects of the loan documents between the licensee of WJYS(TV) and the Company be reformed.

     On April 26, 1996, an entity in which the Company holds a 49% nonvoting common stock interest consummated the acquisition of Station KPST-TV, Vallejo, California which serves the San Francisco Market. The Company loaned the buyer $7.9 million to finance the acquisition and the proceeds were provided by an SKC subsidiary, SKC Investments, Inc. ("SII"). SII may also fund an additional $1.0 million for the construction of a new television studio.

     On June 27, 1995, the Company, the Class A shareholders of Blackstar Communications, Inc. ("BCI") and Fox Television Stations, Inc. ("Fox") executed a Limited Liability Company Agreement (the "LLC"), a side agreement to the LLC and a Funding Agreement establishing the rights and obligations of the parties pursuant to a new venture, Blackstar L.L.C., formed to acquire television stations in the United States which may affiliate with Fox. Effective December 15, 1995, the FCC granted applications of subsidiaries of Blackstar L.L.C. to acquire Station KHGI-TV, Kearney, Nebraska and its satellite stations KWNB-TV and KSNB-TV, licensed to Hayes Center and Superior, Nebraska, respectively; and Station KEVN-TV, Rapid City, South Dakota and its satellite station KIVV-TV, licensed to Lead-Deadwood, South Dakota. The KHGI-TV/KWNB-TV/KSNB-TV transaction has since been abandoned. On February 7, 1996, the LLC was amended, which, in part, modified the Company's preferred stock and dividend rights in BCI, and the Company agreed to permit BCI to defer payment of current dividends. Also on February 7, 1996, the Company contributed its common stock interest in BCI to Blackstar L.L.C. and Blackstar L.L.C. consummated the acquisition of Stations KEVN-TV and KIVV-TV.

9.  INCOME TAXES

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Statement 109 required a change from the deferred method of accounting for income taxes of Accounting Principles Board Opinion No. 11 ("APB Opinion 11") to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     During the fiscal year 1994, the Company adopted Statement 109 and reported the cumulative effect of the change in the method of accounting for income taxes in the Consolidated Statement of Operations. The cumulative effect of the accounting change resulted in a charge of approximately $3.0 million. Prior years' financial statements were not restated. Prior to the implementation of Statement 109, the Company accounted for income taxes using APB Opinion No. 11.

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

10.  EARNINGS (LOSS) PER SHARE

     The earnings (loss) per share for the period ended December 31, 1995 and the year ended August 31, 1995 is computed based on the weighted average number of common shares outstanding of 9,394,696 and 9,144,772, respectively. The earnings per common share is calculated by dividing the net earnings by the weighted average number of shares of common stock outstanding plus common equivalent shares arising from dilutive stock options at August 31, 1995. Since the Company reported a net loss for the period ended December 31, 1995, the loss per share calculation does not include common stock equivalents, such as stock options, because their inclusion would be anti-dilutive. For the year ended August 31, 1995, the weighted average shares outstanding used in the calculation of primary earnings per share and earnings per share assuming full dilution is 9,144,772 and 9,227,626, respectively. Fully diluted net earnings per common share for the year ended August 31, 1995 is not materially different from primary earnings per common share. The net loss per share for the years ended August 31, 1994 and 1993 is computed based on the weighted average number of common shares outstanding of 8,881,380 and 8,851,339, respectively. Since the Company reported a net loss in fiscal years 1994 and 1993, the loss per share calculation does not include common stock equivalents, such as stock options, because their inclusion would be anti-dilutive.

11.  RECLASSIFICATIONS

     Certain amounts in the Company's December 31, 1995 balance sheet have been reclassified to reflect more recent information than was available when the transition Form 10-Q for the period ended December 31, 1995 was filed.

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE C -- LONG-TERM OBLIGATIONS

                                                                             AUGUST 31,
                                                         DECEMBER 31,   ---------------------
                                                             1995         1995         1994
                                                         ------------   --------     --------
                                                         (IN THOUSANDS)
    Secured Senior Term Loan -- Tranche A (the "Tranche
      A Loan"); payable in quarterly installments and
      maturing July 31, 2000. The interest rate (the
      "Rate") was 7.875% at December 31, 1995. At the
      Company's option, the Rate is tied to the London
      Interbank Offered Rate ("LIBOR"), or the greater
      of the Federal Funds Rate ("FFR"), the Prime Rate
      ("Prime") or base CD rate ("CD"), plus an
      applicable margin adjustment. ...................    $ 60,399     $ 65,025     $ 75,000
    Secured Senior Term Loan -- Tranche B (the "Tranche
      B Loan"); payable in quarterly installments and
      maturing July 31, 2002. The Rate was 8.875% at
      December 31, 1995. At the Company's option, the
      Rate is tied to LIBOR, or the greater of the FFR,
      Prime or CD, plus an applicable margin
      adjustment. .....................................      48,037       49,500       50,000
                                                         ------------   --------     --------
                                                            108,436      114,525      125,000
    Less current portion...............................      12,456       16,588       10,475
                                                         ------------   --------     --------
                                                           $ 95,980     $ 97,937     $114,525
                                                         ==========     ========     ========

     On August 1, 1994, the Company consummated a senior secured credit facility syndicated by Chemical Securities, Inc. ("Chemical") in an aggregate principal amount of $140.0 million (the "Facility"). The Facility consists of two Secured Senior Term Loans (as described above) and a Secured Senior $15.0 million Revolving Credit Facility (the "RCF"). The RCF is available to the Borrowing Group (as defined below) for general corporate purposes. Borrowings under the RCF are on terms identical to those listed above for the Tranche A Loan. The RCF requires a commitment fee of 50 basis points per annum on the unused portion. On August 1, 1994, the Facility was used to pay off approximately $128.6 million of a long-term obligation plus $1.1 million of accrued interest owed by the Company to HSNCC. The Company drew down $75.0 million from the Tranche A Loan and $50.0 million from the Tranche B Loan and used approximately $4.7 million of available cash to satisfy its obligation to HSNCC. As of July 2, 1996, the Company has no borrowings outstanding on the RCF.

     In order to consummate the Facility, the Company formed a wholly-owned subsidiary, SKTV, Inc., as the borrower. All Company entities, with the exception of SKC and SII, became subsidiaries of SKTV, Inc. (SKTV, Inc. and those companies are hereinafter referred to collectively as the "Borrowing Group.") SII is a wholly-owned subsidiary of SKC. The Facility is secured by all of the assets of the Borrowing Group to the full extent permitted by law. Under the terms of the Credit Agreement, the Borrowing Group is restricted from entering into certain corporate transactions such as the sale or issuance of debt and/or equity securities, and the payment of dividends. SKC and SII are not restricted by the Credit Agreement from entering into any corporate transactions. However, SKC is required by the Credit Agreement to make a capital contribution of $300,000 per year to the Borrowing Group. Under certain conditions (the "Conditions"), the Borrowing Group is required to fund prepayments in advance of scheduled principal payments to the Bank Group. As of December 31, 1995, the Company satisfied one of the Conditions and made a mandatory principal prepayment of approximately $3.1 million. The Borrowing Group may at any time fund optional prepayments in advance of scheduled principal payments to the Bank Group. The Company's Credit Agreement was amended as of August 31, 1994 to correct immaterial drafting errors. By a waiver dated December 14, 1995, Chemical

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES waived the change in control default provision with respect to the change in control of the Company discussed in Note A. Effective December 31, 1995, a second amendment and waiver was granted by Chemical with respect to various default covenant provisions. As of July 2, 1996, the Company was in full compliance with all Credit Agreement covenants. The Borrowing Group will make a mandatory prepayment of approximately $2.3 million upon receipt of such funds upon the closing of the sale of the Corporate headquarters land and building (See Note L.)

     In June and August 1994, SKTV, Inc. entered into Cap Agreements with two financial institutions to limit the Company's exposure to increases in interest rates. The notional principal amounts are $25 million, $10 million and $15 million with interest rate caps if LIBOR exceeds 6.83% until July 1997, 6.8125% until August 1997, and 6.8125% until August 1997, respectively.

     Prior to the Distribution, the Company received support from HSN in the form of intercompany advances as discussed in Note G. On the Distribution Date, HSN cancelled a portion of the intercompany advances as a contribution of capital to the Company. The remaining intercompany indebtedness was converted into the secured long-term senior loan with HSNCC shown in the above table. Beginning in fiscal year 1992, the Stations were charged interest expense based on the historical cost of the Stations to HSN and HSN's then cost of long-term borrowings. In fiscal year 1993, the Stations were charged interest expense on the Company's note payable to HSNCC at a rate of 9.5% per annum.

     Aggregate maturities of long-term obligations are as follows (in thousands):

                                  YEARS ENDING
                                  DECEMBER 31,
    ------------------------------------------------------------------------
      1996..................................................................    $ 12,456
      1997..................................................................      13,131
      1998..................................................................      13,769
      1999..................................................................      14,931
      2000..................................................................      15,487
      Thereafter............................................................      38,662
                                                                                --------
                                                                                $108,436
                                                                                ========

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE D -- INCOME TAXES

     Effective September 1, 1993, the Company adopted Statement 109 and has reported the cumulative effect of the change in the method of accounting for income taxes in the Consolidated Statements of Operations.

     A reconciliation of total income tax expense to the amount computed by applying the statutory federal income tax rate to the earnings (loss) before income taxes and cumulative effect of change in accounting principle for income taxes is shown as follows:

                                                          PERIOD
                                                       SEPTEMBER 1,
                                                           1995
                                                         THROUGH       YEARS ENDED AUGUST 31,
                                                       DECEMBER 31,   -------------------------
                                                           1995        1995     1994     1993
                                                       ------------   ------   ------   -------
                                                                    (IN THOUSANDS)
    Income tax expense (benefit) at the federal
      statutory rate of 34%..........................    $ (1,107)    $  426   $  206   $(1,199)
    Amortization of goodwill and other acquired
      intangibles....................................          61        192      188     1,380
    Dividends received deduction.....................          --       (110)    (260)       --
    State income taxes, net of effect of federal tax
      benefit........................................          22        558      837       125
    Nondeductible portion of executive
      compensation...................................         426        321       --        --
    Provision recorded for settlement with the
      Internal Revenue Service ("IRS") net of related
      valuation allowance............................          --         --      143        --
    Increase (decrease) in valuation allowance for
      deferred tax assets............................         264       (212)     491        --
    Other, net.......................................         (39)       (37)    (100)       --
                                                       ------------   ------   ------   -------
    Income tax provision.............................    $   (373)    $1,138   $1,505   $   306
                                                       ==========     ======   ======   =======

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

The components of income tax expense attributable to operations are as follows:

                                                      PERIOD
                                                   SEPTEMBER 1,
                                                   1995 THROUGH        YEARS ENDED AUGUST 31,
                                                   DECEMBER 31,     ----------------------------
                                                       1995          1995       1994       1993
                                                   ------------     ------     ------     ------
                                                                  (IN THOUSANDS)
    Current Income Tax Expense
      Federal....................................    $    104       $  110     $   --     $   --
      State......................................         233          809        639         77
                                                   ------------     ------     ------     ------
         Current income tax expense..............         337          919        639         77
                                                   ------------     ------     ------     ------
    Deferred Income Taxes:
      Depreciation for tax in excess of (less
         than) financial statements..............        (201)        (608)      (344)      (115)
      Amortization of goodwill and other
         broadcast related intangibles...........          (1)           3       (365)       342
      Provision for uncollectible amounts........          --           (3)        63         --
      Provision for accrued expenses.............        (691)          --         --         --
      Income recognized for book purposes for
         minority owned investment treated as
         return on investment for tax purposes...          --           --        886         --
      Provision recorded for settlement with the
         IRS.....................................          --           --        143         --
      Utilization of NOL carryover...............        (412)         845         --         --
      Increase (decrease) in valuation allowance
         for deferred tax assets.................         264         (212)       491         --
      Stock option compensation deferred for tax
         purposes................................          --         (122)        --         --
      Other, net.................................        (102)         (52)        (8)         2
                                                   ------------     ------     ------     ------
         Change in net deferred tax liability....      (1,143)        (149)       866        229
      Deferred income tax effect of stock option
         compensation recorded as additional
         paid-in capital.........................         433          368         --         --
                                                   ------------     ------     ------     ------
         Deferred income tax expense (benefit)...        (710)         219        866        229
                                                   ------------     ------     ------     ------
              Total income tax provision
                (benefit)........................    $   (373)      $1,138     $1,505     $  306
                                                    =========       ======     ======     ======

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

     The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995, August 31, 1995 and 1994 are presented below. The valuation allowance represents that portion of deferred tax assets recorded for net operating losses and basis differences on intangible assets for which it is more likely than not that the tax benefit will not be realized.

                                                 DECEMBER 31, 1995   AUGUST 31, 1995   AUGUST 31, 1994
                                                 -----------------   ---------------   ---------------
                                                                    (IN THOUSANDS)
    Deferred Tax Assets after valuation
      allowance:
      Net federal operating loss
         carryforward..........................       $   719            $   183           $ 1,028
      Stock option compensation deferred for
         tax s purposes........................            --                122                --
      Provision for accrued expenses...........         1,136                445               421
      Amortization of broadcast related
         intangibles...........................         7,900              7,637             6,820
      Other....................................            35                 97                37
                                                 -----------------   ---------------   ---------------
           Total gross deferred tax assets.....         9,790              8,484             8,306
           Less valuation allowance............        (7,993)            (7,729)           (7,941)
                                                 -----------------   ---------------   ---------------
           Deferred Tax Assets after valuation
              allowance -- current.............       $ 1,797            $   755           $   365
                                                 =============       ===========       ===========
    Deferred Tax Liabilities:
      Depreciation for tax in excess of
         financial statements..................       $ 3,596            $ 3,797           $ 4,405
      Amortization of FCC licenses.............        10,038              9,775             8,955
      Basis difference in minority interest....           808                809               794
      Other....................................           (43)               121               107
                                                 -----------------   ---------------   ---------------
           Deferred Tax
              Liabilities -- noncurrent........       $14,399            $14,502           $14,261
                                                 =============       ===========       ===========

     The Company recognized income tax deductions related to the issuance of common stock pursuant to the exercise of stock options for which no compensation expense was recorded for accounting purposes. The related income tax benefit of $.6 million was recorded as an increase to additional paid-in capital.

     At December 31, 1995, August 31, 1995 and 1994, the Company has net operating loss carryforwards for federal income tax purposes of approximately $1.8 million, $.5 million and $2.6 million, respectively, which are available to offset future federal taxable income, if any, through 2010. Prior to the Distribution Date, the Company was included in the consolidated income tax returns of HSN. Therefore, there are no net operating loss carryforwards available from periods prior to the Distribution Date. Of the total net operating loss carryforwards at December 31, 1995, approximately $1.4 million is subject to limitations brought about by the approval of the tax year end change. Accordingly, only 1/6 of the approximately $1.4 million may be used per year for the next six years to offset income.

     During 1994, a settlement agreement was reached between HSN and the IRS with regard to proposed audit adjustments related to amortization of acquired broadcast licenses and other broadcasting-related intangible assets. As a result of this settlement, the Company paid HSN approximately $.1 million in accordance with the Tax Sharing Agreement in place at that time. In addition, the IRS audit relating to 1988 and 1989 was settled at the same time with no material effect on the Company.

NOTE E -- COMMITMENTS AND CONTINGENCIES

     The Company leases broadcast and production facilities and equipment used in connection with its operations under various operating leases, many of which contain escalation clauses.

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

OPERATING LEASE COMMITMENTS:

     Future minimum payments under non-cancellable leases are as follows (in thousands):

YEARS ENDING
DECEMBER 31,
- ------------
   1996........................................................................   $1,910
   1997........................................................................    1,178
   1998........................................................................    1,077
   1999........................................................................    1,082
   2000........................................................................      807
   Thereafter..................................................................    1,917
                                                                                  ------
                                                                                  $7,971
                                                                                  ======

     Rent and lease expenses charged to operations for the period ended December 31, 1995 was approximately $.8 million.

     Rent and lease expenses charged to operations were as follows (in thousands):

YEARS ENDED
AUGUST 31,
- -----------
  1995.........................................................................   $2,669
  1994.........................................................................   $3,214
  1993.........................................................................   $3,594

FEDERAL GOVERNMENT REGULATION OF TELEVISION BROADCASTING

     Television broadcasting is subject to the jurisdiction of the FCC under the Communications Act of 1934 (the "Communications Act"), as amended. The Communications Act prohibits the transmission of television broadcasts except in accordance with a license issued by the FCC and empowers the FCC, among other things, to issue, revoke or modify broadcasting licenses, to determine the location of stations, to regulate the equipment used by stations, to adopt such rules and regulations as may be necessary to carry out the provisions of the Communications Act and to impose penalties for violations of such rules and regulations.

     The Communications Act provides that a broadcast television license may be granted to any applicant if the public interest, convenience and necessity will be served thereby, subject to certain limitations. Pursuant to the Communications Act and pertinent rules and regulations of the FCC, the FCC's prior consent must be obtained before any entity may acquire or operate a television station. Applications requesting such consent must be filed with the FCC and are subject to public notice. The Communications Act permits any party in interest to file a petition to deny such applications within 30 days following the issuance of public notice by the FCC of the acceptance for filing of such applications or of any substantial amendment thereof. These formal notice and consent procedures do not apply to "pro forma" changes which do not involve a substantial change in ownership, and which can be approved by the FCC pursuant to pro forma application procedures.

     On February 8, 1996, the President signed into law the Telecommunications Act of 1996 (the "Act"). The Act provides that television broadcasting licenses may be granted or renewed for a maximum of eight years and the Act requires a broadcast license to be renewed if the FCC finds that (i) the station has served the public interest, convenience and necessity; (ii) there have been no serious violations of either the Communications Act or the FCC's rules and regulations by the licensee; and (iii) there have been no other violations, which taken together would constitute a pattern of abuse. The FCC currently is conducting a rulemaking proceeding to implement the Act's directive.

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

LITIGATION

     The Company is engaged in various lawsuits either as plaintiff or defendant. In the opinion of management, the ultimate outcome of these various lawsuits should not have a material impact on the Company's financial condition or results of operations. To the best of the Company's knowledge, only seven complaints (including two related to one fact situation) are pending against the Company based on events after the Distribution Date, and, in the opinion of management, the ultimate outcome of these complaints should not have a material impact on the financial condition and results of operations of the Company. HSN has agreed to indemnify the Company against any losses or liability resulting from lawsuits initiated or based upon events that occurred prior to the Distribution Date.

     See Note B-7 for a description of the bankruptcy proceedings related to Urban Broadcasting Corporation.

EMPLOYMENT/TERMINATION AGREEMENTS

     On August 24, 1995, the Company and Barry Diller entered into a binding term sheet pursuant to which the Company agreed to sell Mr. Diller 220,994 shares of Common Stock at $22.625 per share in cash (the "Initial Shares") and for the same per share price, an additional 220,994 shares of Common Stock (the "Additional Shares") payable by means of a cash payment of $2,210 and an interest free, nonrecourse promissory note in the amount of $4,997,779. The promissory note is secured by the Additional Shares and by that portion of the Initial Shares having a fair market value on the purchase date of 20% of the principal amount of the promissory note. In addition, the Company granted Mr. Diller an option (the "Diller Option") to acquire 1,895,847 shares of Common Stock at an exercise price of $22.625 per share. The Diller Option was granted in tandem with conditional stock appreciation rights which become exercisable only in the event of a change in control of the Company and in lieu of exercise of the Diller Option.

     Mr. Diller also was granted a bonus arrangement, contractually independent from the promissory note, pursuant to which he will receive bonus payments of approximately $2.5 million on August 24, 1996 and August 24, 1997, except that the bonuses will be paid immediately upon a change in control of the Company or upon termination of Mr. Diller's employment either by the Company other than for cause or by Mr. Diller prior to the change of control with good reason. Mr. Diller also received approximately $1.0 million for payment of taxes by Mr. Diller by virtue of the compensation expense which resulted from the difference in the per share fair market value of the Company's Common Stock and the per share purchase price of the Initial Shares and Additional Shares.

     If Mr. Diller's employment is terminated by the Company other than for cause prior to August 24, 1996, Mr. Diller will receive a severance payment equal to two times the amount, if any, by which $4,999,989 exceeds the fair market value of the Additional Shares, provided that, in no event, shall such severance payment exceed $2.0 million in the aggregate.

     The Company has entered into termination agreements with James M. Lawless, President, Steven H. Grant, Executive Vice President, Chief Financial/Administrative Officer and Treasurer, Michael Drayer, Executive Vice President, General Counsel and Secretary, and Joan E. Halfaker, Vice President, Controller and Assistant Secretary/Treasurer. These agreements provide that upon termination other than for cause, Messrs. Lawless, Grant and Drayer, and Ms. Halfaker will receive a lump sum cash payment equal to their effective annual salary as of the date of their termination, plus any earned and unused vacation and sick time, plus the amount of any contribution otherwise payable for their benefit under the Company's 401(k) Retirement Savings Plan for the year in which termination occurs, plus any additional severance as provided for under the Company's standard executive severance policy. The agreements also provide that Messrs. Lawless, Grant and Drayer, and Ms. Halfaker will receive paid medical benefits for a one-year period following termination or until alternative medical coverage is obtained. For the period ended December 31, 1995, the Company recognized $2.0 million of expense for restructuring charges, all of which relate to

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES termination benefits (including severance and out placement assistance) except for $100,000 which is the estimated charge to relocate the corporate headquarters. There were 95 total employees terminated related to the restructuring. The actual termination benefits paid and charged against the accrual as of December 31, 1995 are approximately $.7 million. As of July 2, 1996, all amounts payable to Mr. Lawless and Ms. Halfaker have been paid.

NOTE F -- STOCKHOLDERS' EQUITY (DEFICIT) AND STOCK OPTION PLANS

     The holders of both classes of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. In the event of the liquidation, dissolution or winding up of the Company, the holders of both classes of Common Stock are entitled to share ratably in all assets of the Company remaining after provision for payment of liabilities. Shares of Class B Common Stock are convertible at the option of the holder into shares of Common Stock of the Company on a share-for-share basis. Upon conversion of the Class B convertible Common Stock, the Class B shares so converted will be retired and not be subject to reissue.

     As long as at least 2,280,000 shares of Class B Common Stock remain outstanding, the approval of the requisite majority of both Class B Common Stock and Common Stock, each voting separately as a class, is required for approval of major corporate actions. In the event that less than 2,280,000 shares of Class B Common Stock are outstanding, each such Class B share is entitled to 10 votes, voting together with the common shares, each of which will have one vote.

     Holders of Common Stock have the right to elect, and the holder of Class B Common Stock has no vote on, 25% of the entire Board of Directors, rounded upward to the nearest whole number of directors. As to the election of the remaining directors, the holder of Class B Common Stock is entitled to 10 votes for each Class B share, and the holders of the Common Stock are entitled to one vote per share. There are no cumulative voting rights.

     On February 11, 1993, RMS Limited Partnership ("RMSLP"), a Nevada limited partnership and the controlling shareholder of the Company, and Liberty Media Corporation ("Liberty"), a Delaware corporation, entered into an Option Agreement pursuant to which RMSLP granted an irrevocable assignable option (the "Option") to Liberty (together with any assignee under the Option, the "Optionee") to purchase from RMSLP 2,000,000 shares (the "Subject Shares") of Class B Common Stock of the Company, par value $.01 per share, for $2,000,000 plus interest from February 11, 1993.

     On September 23, 1994, RMSLP and Liberty entered into an Option Amendment Agreement (the "Option Amendment") whereby RMSLP agreed to extend the Exercise Period (as defined below) of the Option Agreement to February 11, 1999. RMSLP and Liberty further agreed to modify the exercise price of the Option to provide for an initial exercise price of $1.25 per share through February 11, 1995, with such exercise price increasing in increments of $.25 each year thereafter through February 11, 1999. The Option Amendment also eliminates certain covenants that required RMSLP to cause the Company to take or refrain from taking certain actions and required RMSLP to cause the Company to furnish certain financial and operating data to Liberty and to afford Liberty and its authorized representatives reasonable access to the Company's personnel, properties, books and records.

     The Option Amendment also eliminated RMSLP's obligation to use its best efforts to cause each member of the Company's Board of Directors to resign immediately prior to the date of the purchase of the Subject Shares by the Optionee (the "Closing Date"). RMSLP agreed, however, to refrain from voting the Subject Shares in favor of any amendment to the Certificate of Incorporation of the Company. RMSLP also agreed that upon receipt of written notice from the Optionee, RMSLP would call a special meeting of stockholders to be held on or after the Closing Date to vote on such matters as may be designated by the Optionee.

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

     As a result of the Option Amendment, the Option may be exercised by the Optionee, in whole but not in part, at any time during the period commencing on the date of the Option Agreement and ending on the later of (1) February 11, 1999 or (2) the 30th day after all government (including FCC) approvals have been obtained; provided, however, that the termination date will be extended for the period specified in clause (2) of this sentence only in the event that (i) the Optionee has filed an application with the FCC seeking the FCC's consent to the transfer of control of the Company from RMSLP to the Optionee resulting from the purchase of the Subject Shares by the Optionee and (ii) the Optionee uses its reasonable efforts to pursue FCC approval and in good faith possesses reasonable belief that such FCC consent can be obtained.

     On August 24, 1995, the Company and Barry Diller entered into a binding term sheet pursuant to which the Company agreed to sell Mr. Diller 220,994 shares of Common Stock at $22.625 per share in cash (the "Initial Shares") and for the same per share price, an additional 220,994 shares of Common Stock (the "Additional Shares") payable by means of a cash payment of $2,210 and an interest free, nonrecourse promissory note in the amount of $4,997,779. The promissory note is shown in the balance sheet as a reduction of stockholders' equity in a manner similar to a stock subscription receivable. The note may be prepaid in whole or in part at any time without penalty; upon payment of the first $2,498,890 principal amount of the note, the security interest on 50% of the Additional Shares and on all of the Excess Shares (as defined below) will be released. All amounts outstanding under the note will mature on the earlier to occur of (i) the termination of Mr. Diller's employment (x) by the Company for cause (which shall be the only basis for the Company's termination of Mr. Diller's employment) or (y) by Mr. Diller without good reason prior to Liberty exercising full ownership and control over all Company Securities (as defined below) owned by it and the Silver Company (as defined below) pursuant to a Change in Law (as defined below), or (ii) the second anniversary of the issuance of the note. The promissory note is secured by the Additional Shares and by that portion of the Initial Shares having a fair market value on the purchase date of 20% of the principal amount of the promissory note (the "Excess Shares"). The Company recognized approximately $.9 million of compensation expense, during the year ended August 31, 1995, with a corresponding increase in additional paid-in capital, related to issuance of both the Initial Shares and Additional Shares. The compensation expense resulted from the difference in the $24.72 per share fair market value of the Company's stock and the $22.625 per share purchase price.

     In addition, the Company granted Mr. Diller an option (the "Diller Option") to acquire 1,895,847 shares of Common Stock at an exercise price of $22.625 per share. As a result of the Diller Option, the Company recorded unearned compensation of approximately $4.0 million, which is shown in the balance sheet as a reduction of stockholders' equity, offset by a $4.0 increase to additional paid-in capital. The unearned compensation resulted from the difference in the exercise price and the fair market value of the Common Stock at the date of grant. Under the terms of the Diller Option, the options vest in four equal annual installments commencing on the first anniversary of the date of grant, and the options are exercisable until the tenth anniversary of the date of grant (and are subject to earlier termination upon certain conditions). Over the next four years, the Company will recognize approximately $1.0 million annually of non-cash compensation expense related to this unearned compensation. Mr. Diller was also named Chairman of the Board and Chief Executive Officer of the Company. See Note E.

     In addition to the sale of the Initial Shares and the Additional Shares and the grant of the Diller Option, on that same date (and following approval of the transactions set forth in the term sheet by the Board of Directors of the Company, including approval for purposes of Section 203 of the Delaware General Corporation Law), Mr. Diller and Liberty entered into a binding term sheet (the "Stockholders Agreement") with respect to their ownership of equity securities of the Company ("Company Securities"). As disclosed in filings with the SEC, pursuant to the Stockholders Agreement, Liberty and Mr. Diller have formed Silver Company to which Liberty intends to assign the Option and contribute the cash necessary to exercise the Option. Mr. Diller will initially own all of the voting equity securities of Silver Company and will control all of the Company Securities held by Silver Company, except that the approval of both Liberty and Mr. Diller will

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES be required in connection with certain fundamental matters as set forth in the Stockholders Agreement (the "Fundamental Matters").

     At such time as Liberty may be permitted to exercise full ownership and control over the Company Securities owned by it (a "Change in Law"), including its pro rata share of Company Securities held by the Silver Company, Liberty's equity interest in the Silver Company will be converted into voting common equity of the Silver Company having the same pro rata rights, powers and preferences as Mr. Diller's interest in the Silver Company, and Liberty or its designees will purchase Mr. Diller's equity interest in the Silver Company for an amount equal to the amount invested by Mr. Diller in the Silver Company plus interest thereon at the prime rate in effect from time to time from the date of such investment to the date of such purchase.

     The Stockholders Agreement also provides that Mr. Diller is entitled to exercise voting authority and authority to act by written consent over all Company Securities owned by any of Liberty, its parent company, Tele-Communications, Inc. ("TCI"), and certain of their affiliates (the "TCI Group") on all matters submitted to a vote of the Company's stockholders or by which the Company's stockholders may act by written consent. In connection therewith, Liberty has agreed to provide Mr. Diller with a conditional proxy, which proxy shall be valid for the full term of the Stockholders Agreement and will be irrevocable. Mr. Diller, Silver Company and the TCI Group have agreed to take, and to cause certain of their affiliates to take, all reasonable actions required, subject to applicable law, to prevent the taking of any action by the Company with respect to a Fundamental Matter without the consent of each of Mr. Diller and Liberty and, following a Change in Law, to elect a slate of directors of the Company, two of whom will be designated by Liberty and the remainder of whom will be designated by Mr. Diller. Subject to applicable law and fiduciary duties, Liberty will use its reasonable best efforts to cause its designees on the Board of Directors of the Company to vote in the manner instructed by Mr. Diller with respect to any matter presented to the Board of Directors, except with respect to Fundamental Matters and certain matters relating to Mr. Diller's employment with the Company.

     In addition, pursuant to the Stockholders Agreement, Mr. Diller may exchange shares of Common Stock owned by him and certain of his affiliates for shares of Class B Common Stock owned by Liberty or held by the Silver Company, provided that, after such exchange, Liberty will not cease to own Company Securities (including its pro rata portion of any Company Securities held by the Silver Company) constituting at least 50% of the total voting power of the Company. The Stockholders Agreement also contains provisions applicable to Mr. Diller and Liberty relating to rights of first refusal on permitted sales of Company Securities and, under certain limited circumstances, the right of Mr. Diller to require Liberty to purchase his Company Securities.

     Mr. Diller and the Company filed applications with the FCC for the transfer of control of the Company to the Silver Company in which Mr. Diller will exercise voting control and, according to filings made by Mr. Diller and TCI, upon receipt of such approval and such other regulatory approvals as may be required (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which approvals have been obtained), Mr. Diller intends to cause the exercise of the Option and to acquire voting control of the Company. Mr. Diller has also indicated that he intends to seek majority representation on the Board of Directors of the Company. On March 6, 1996, the FCC granted its approval of the transfer of control of SKC from Mr. Speer to SMC by the proposed exercise of the Option. However, the FCC attached certain conditions to the approval and also adopted simultaneously a stay order delaying the effectiveness of the approval until the agency completed an investigation of allegations raised against SKC by Urban that questioned SKC's qualifications as an FCC licensee. SMC filed a pleading requesting that the FCC delete or modify one of the conditions to the grant which requires prior FCC approval if Liberty's parent company, TCI, materially increases its cable systems' percentage of subscribers in any of the 11 markets served by the Company's Stations. In a Memorandum Opinion and Order and Notice of Apparent Liability released June 14, 1996, the FCC lifted the stay order on its approval of the transfer of control applications and deleted

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES the condition to the grant requiring FCC approval if Liberty's parent company, TCI, materially increases its cable systems' percentage of subscribers in any of the 11 markets served by the Company's Stations. The ruling provides that the FCC must be notified at any time TCI acquires subscribers representing more than 50% of the television households in a Company Station market. The FCC also fined Urban $25,000 for abdicating control of its station, WTMW(TV), Arlington, Virginia, to the Company during the station construction period. The Company was fined $150,000 for assuming unauthorized control of the station during the construction period and for violating the FCC's duopoly rules during that time period as a result of the signal overlap between WTMW(TV) and the Company's Baltimore, Maryland Station, WHSW-TV, notwithstanding the agency's ruling that control of WTMW(TV) reverted back to Urban at the time the station commenced operations. The FCC also required that certain aspects of the contracts between Urban and the Company, as Urban's lender and a shareholder, be reformed. If a sale pursuant to exercise of the Option is consummated between RMSLP and SMC, Mr. Speer will no longer control the Company.

     Upon exercise of the Option and purchase of the Subject Shares, Mr. Diller would effectively control the Company by virtue of the voting power of the Subject Shares and Mr. Diller's controlling interest in Silver Company. The Company is unable to determine with any degree of certainty what the impact will be on the Company if a transfer of control of the Company pursuant to the Option occurs or if no change in control occurs because the Option is allowed to expire or the requisite governmental approvals cannot be obtained.

     The Company has also granted options to purchase stock, other than the Diller Option, under option plans as follows:

          The Stock Option and Restricted Stock Plan (the "Employee Plan") provides for the grant of options to employees to purchase Common Stock at the fair market value on the date of grant. The options become exercisable in five equal, annual installments beginning on the date of grant. The options expire five years from the date they vest and become exercisable. In connection with the downsizing of the Company's staff and the pending change in ownership of the Company, on October 25, 1995, the Compensation/Benefits Committee of the Board of Directors of the Company resolved to accelerate the vesting date of all existing unvested employee stock options granted under the Employee Plan, effective December 1, 1995. The expiration dates for the accelerated options shall remain five years from the date of their original scheduled vesting.

          The Stock Option Plan for Outside Directors provides for the grant of options to purchase Common Stock at the fair market value on the date of grant. The options become exercisable in five equal, annual installments beginning on the date of grant. All options expire five years from the date they vest and become exercisable.

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

     A summary of changes in outstanding options under the stock option plans, including the key executive's option, is as follows:

                                                     OUTSIDE        KEY                 FAIR MARKET
                                       EMPLOYEES    DIRECTORS    EXECUTIVE    TOTAL        VALUE
                                       ---------    ---------    ---------    -----    --------------
                                                   (IN THOUSANDS, EXCEPT EXERCISE PRICE)
    Authorized:
      December 28, 1992..............     2,000         500           --      2,500
      August 24, 1995................        --          --        1,896      1,896
                                       ---------    ---------    ---------    -----
                                          2,000         500        1,896      4,396
                                       ========     =======      =======      =====
    Outstanding:
    Outstanding -- August 31, 1992
      Granted........................       255         150           --        405    $ 2.00 -  2.88
      Exercised......................       (12)        (15)          --        (27)   $11.00 - 17.75
      Cancelled......................       (16)         --           --        (16)   $ 2.00
                                       ---------    ---------    ---------    -----
    Outstanding -- August 31, 1993...       227         135           --        362
      Granted........................        56          25           --         81    $11.75 - 18.25
      Exercised......................       (13)        (35)          --        (48)   $ 9.50 - 17.50
      Cancelled......................       (20)        (30)          --        (50)   $ 2.00 - 18.00
                                       ---------    ---------    ---------    -----
    Outstanding -- August 31, 1994...       250          95           --        345
      Granted........................        85          50        1,896      2,031    $ 9.75 - 25.75
      Exercised......................       (13)        (20)          --        (33)   $ 2.00 - 18.00
      Cancelled......................       (16)        (30)          --        (46)   $ 2.00
                                       ---------    ---------    ---------    -----
    Outstanding -- August 31, 1995...       306          95        1,896      2,297
      Granted........................        10          --           --         10    $32.75
      Exercised......................       (38)         --           --        (38)   $28.25 - 37.00
      Cancelled......................        --          --           --         --
                                       ---------    ---------    ---------    -----
    Outstanding -- December 31,
      1995...........................       278          95        1,896      2,269
                                       ========     =======      =======      =====
    Shares exercisable at December
      31, 1995.......................       278          35           --         --
                                       ========     =======      =======      =====

     As of December 31, 1995, the Company had 1,918,000 shares of Common Stock available for grant under the above option plans.

NOTE G -- RELATED PARTY TRANSACTIONS

     HSN and certain of its subsidiaries have provided a variety of services to the Company. The principal transactions between HSN and the Company are summarized below:

          1. The Company participated in HSN's centralized cash management system which financed working capital and operational requirements, and capital expenditures through the Distribution Date. Subsequent to the Distribution, the Company has funded its cash needs from its own resources. In addition, as discussed in items 2-3 below, the Company has provided to, and received support from, HSN and its subsidiaries. Prior to the Distribution these transactions were settled through intercompany accounts.

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

     The following is a summary of significant advances between the Company and HSN through the Distribution:

                                                                             FOR THE YEAR
                                                                                ENDED
                                                                              AUGUST 31,
                                                                                 1993
                                                                             ------------
    Net advances from HSN..................................................   $    5,312
    Transfer of deferred income taxes......................................          200
    Establish long-term obligation.........................................     (135,172)
    Capital contribution...................................................      (99,386)
    Transfer of fixed assets...............................................        2,135
    Other, net.............................................................         (360)
                                                                             ------------
              Total financing from HSN.....................................   $ (227,271)
                                                                             ===========

     Amounts included in the above table represent activity through both the intercompany equity and long-term obligation account to HSN.

        2. The Company received revenue from HSC as follows and as highlighted in Note I:

        Broadcasting revenue consists of a fee per hour of broadcast time based on each Station's household reach and a commission equal to 5% of HSC net sales in each Station's service area. Production revenue consists of amounts charged for video production and post-production services.

        3. In fiscal year 1993, the Stations were charged interest expense on the Company's note payable to HSNCC at a rate of 9.5% per annum.

     The Company has recorded an interest-bearing note receivable and is also a nonvoting common stockholder in Roberts Broadcasting Company ("RBC"), as more fully described in Notes B-7 and B-8. Steven C. Roberts, President of RBC, was appointed to the Board of Directors of the Company on November 15, 1992 and served as a member of its Audit Committee and as a Board member until January 13, 1995.

     During the period September 1, 1995 through December 31, 1995 and fiscal years 1994 and 1993, the Company advanced approximately $.7 million, $.1 million and $.1 million, respectively, to Roberts Broadcasting Company of Denver ("RBD") to cover costs associated with the acquisition of Station KTVD(TV), Denver, Colorado. In fiscal year 1994, the Company and RBD determined that Station KTVD(TV) was no longer a viable acquisition, but an opportunity existed to redirect RBD's efforts to acquire the construction permit for Station KTVJ(TV), Boulder, Colorado, which will serve the Denver metropolitan area, and construct and operate that station. The Board subsequently approved redeployment of RBD's efforts to acquire the permit, and construct and operate Station KTVJ(TV) for $3.7 million upon similar terms and conditions as the Station KTVD(TV) proposal, with advances of approximately $.2 million previously expended becoming part of the Station KTVJ(TV) loan, subject to oversight of the project by the Company's Audit Committee. As of November 10, 1995, the Company has loaned RBD the $3.7 million towards construction of Station KTVJ(TV) required by the loan agreement. The Station commenced operations as of February 22, 1996. See Note B-7.

     In fiscal year 1994, the Audit Committee approved a consulting agreement whereby Vincent F. Barresi, a member of the Company's Board of Directors and Audit and Compensation/Benefits Committees, would seek to enhance Company revenue through the increased sale of Station airtime and satellite earth station uplink time, and the leasing of station tower and building space. Mr. Barresi was compensated at the rate of $6,000 per month plus a 10% commission on net receipts directly attributable to his efforts, and reasonable and

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES prudent expenses. The consulting agreement was effective March 4, 1994 and terminated December 31, 1994. Mr. Barresi remains entitled to a 10% commission on net receipts directly attributable to his efforts. As of August 31, 1995, Mr. Barresi has been compensated in the amount of $94,924. Mr. Barresi received compensation of $12,600 in the period September 1, 1995 through December 31, 1995 and $70,924 and $24,000 in fiscal years 1995 and 1994, respectively.

     Effective August 31, 1995, the Company initiated several transactions with its new Chairman of the Board and Chief Executive Officer. See Notes E and F for additional information.

NOTE H -- STATEMENTS OF CASH FLOWS

     Supplemental disclosure of cash flow information:

     Cash paid for interest was approximately $3.2 million, $10.0 million, $12.4 million and $12.8 million for the period September 1, 1995 through December 31, 1995 and for the years ended August 31, 1995, 1994, and 1993, respectively. Cash paid for income taxes was approximately $.1 million, $1.5 million and $.3 million for the period September 1, 1995 through December 31, 1995 and for the years ended August 31, 1995 and 1994, respectively. No cash was paid for income taxes for fiscal year 1993.

     Supplemental information of non-cash investing and financing activities:

          The consolidated statement of cash flows for fiscal year 1993 excludes the effects of certain non-cash financing and investing activities relating to the Distribution of the Company from HSN on the Distribution Date. The following is a summary of the non-cash effects of this transaction (in thousands of dollars):

            Increase in long-term obligations........................  $ 135,172
            Adjustment to equity caused by distribution of Company
              stock to HSN...........................................     99,386
            Reverse unearned compensation -- HSN's executive stock
              award program..........................................        360
            Transfer of deferred taxes from HSN......................       (200)
            Transfer property to the Company from HSN................     (2,135)
            Elimination of intercompany debt.........................   (227,271)
                                                                       ---------
            Net advances from HSN....................................  $   5,312
                                                                       =========

          Effective August 24, 1995, the Company issued 220,994 shares of the Company's Common Stock to Barry Diller in exchange for $2,210 in cash and a note receivable for $4,997,779. In addition, the Company issued the Diller Option. See Notes E and F for additional information.

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE I -- SIGNIFICANT CUSTOMERS

     For the period September 1, 1995 through December 31, 1995 and the fiscal years ended August 31, 1995, 1994 and 1993, net revenue from a significant customer, HSC, accounted for more than 10% of the Company's net revenue. The dollar and percentage amounts are as follows:

                                                      PERIOD                  YEARS ENDED
                                                 SEPTEMBER 1, 1995            AUGUST 31,
                                                      THROUGH         ---------------------------
                                                 DECEMBER 31, 1995     1995      1994      1993
                                                -------------------   -------   -------   -------
                                                                 (IN THOUSANDS)
    Revenue
      Broadcasting............................        $14,300         $42,488   $41,128   $39,506
      Production..............................             --              --        --        34
                                                   ----------         -------   -------   -------
                                                      $14,300         $42,488   $41,128   $39,540
                                                ==============        =======   =======   =======
    Percentage of significant customer revenue
      to net revenue..........................           89.7%          88.7%     88.3%     85.7%

NOTE J -- INDUSTRY SEGMENTS

     The Company operates principally in two industry segments -- television broadcasting and video production. The broadcasting segment includes the operations of 12 broadcast television stations (including one television satellite station), located in eight of the 12 largest television markets in the United States. The production segment provides a variety of production and post-production services to corporations, advertising agencies, television networks and cable operators throughout the country.

                                               FOR THE PERIOD             FOR THE YEARS
                                             SEPTEMBER 1, 1995           ENDED AUGUST 31,
                                                  THROUGH         ------------------------------
                                             DECEMBER 31, 1995      1995       1994       1993
                                             ------------------   --------   --------   --------
                                                               (IN THOUSANDS)
     Revenue
       Broadcasting........................       $ 15,061        $ 44,563   $ 42,682   $ 41,249
       Production..........................            919           3,355      3,881      4,887
                                             ------------------   --------   --------   --------
                                                  $ 15,980        $ 47,918   $ 46,563   $ 46,136
                                             ==============       ========   ========   ========
     Operating profit (loss)
       Broadcasting........................       $     30        $  9,368   $ 10,384   $  8,111
       Production(1).......................           (710)         (1,132)    (2,273)    (2,406)
                                             ------------------   --------   --------   --------
                                                  $    680        $  8,236   $  8,111   $  5,705
                                             ==============       ========   ========   ========
     Assets
       Broadcasting........................       $135,082        $140,563   $142,808   $149,605
       Production..........................          1,588           2,354      2,680      4,113
                                             ------------------   --------   --------   --------
                                                  $136,670        $142,917   $145,488   $153,718
                                             ==============       ========   ========   ========
     Depreciation and amortization
       Broadcasting........................       $  4,531        $ 13,833   $ 14,523   $ 16,733
       Production..........................            170             841        477      1,116
                                             ------------------   --------   --------   --------
                                                  $  4,701        $ 14,674   $ 15,000   $ 17,849
                                             ==============       ========   ========   ========

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES

                                               FOR THE PERIOD             FOR THE YEARS
                                             SEPTEMBER 1, 1995           ENDED AUGUST 31,
                                                  THROUGH         ------------------------------
                                             DECEMBER 31, 1995      1995       1994       1993
                                             ------------------   --------   --------   --------
                                                               (IN THOUSANDS)
     Capital expenditures
       Broadcasting........................       $    163        $    998   $  1,304   $  1,873
       Production..........................             --             705        618        903
                                             ------------------   --------   --------   --------
                                                  $    163        $  1,703   $  1,922   $  2,776
                                             ==============       ========   ========   ========

- ---------------

(1) Includes a $1.2 million charge to operations to close the Chicago unit of Telemation, Inc. in fiscal year 1994.

     The Company operates entirely within the United States and has an immaterial amount of inter-segment sales. The Company's assets are primarily property and other broadcasting-related intangible assets.

NOTE K -- BENEFIT PLANS

     The Company has a 401(k) Retirement Savings Plan (the "401(k) Plan") covering substantially all employees. The Company's share of the matching employer contributions is set at the discretion of the Board of Directors or the applicable committee thereof. Contributions were $14,000, $.1 million, $.1 million and $.2 million for the period September 1, 1995 through December 31, 1995 and the years ended August 31, 1995, 1994 and 1993, respectively.

     In connection with the downsizing of the Company's staff and the pending change in ownership of the Company, on October 25, 1995, the Board of Directors resolved to accelerate the vesting date of all Company contributions to employee accounts under the 401(k) Plan, effective December 1, 1995.

NOTE L -- FAIR VALUE OF FINANCIAL INSTITUTIONS

     The estimated fair value of amounts reported in the consolidated financial statements have been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature. The fair value of long-term investments and long-term debt approximate their carrying value.

NOTE M -- SUBSEQUENT EVENTS

     On June 26, 1996, the Company sold its Corporate headquarters land and building for approximately $2.5 million. There is no gain or loss related to the sale.

NOTE N -- PENDING TRANSACTIONS

     On November 27, 1995, the Company entered into agreements to acquire a controlling interest in HSN from Liberty Media Corporation and to merge Savoy Pictures Entertainment, Inc. into a new SKC subsidiary. The Company plans to issue new Common Stock to effect the Savoy transaction and new Common Stock and Class B Common Stock to effect the HSN transaction. Both transactions are subject to SKC stockholder approval.

NOTE O -- PROSPECTIVE ACCOUNTING PRONOUNCEMENTS

     In October 1995, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", which will be effective for the Company beginning January 1, 1996. SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts baed on the price of the employer's stock. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements

               SILVER KING COMMUNICATIONS, INC. AND SUBSIDIARIES with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply Accounting Principles Board Opinion ("APB") No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. Certain accounting requirements of the Statement are effective for transactions entered into in fiscal years that begin after December 15, 1995, though they may be adopted on issuance.

     The disclosure requirements of this Statement are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which this Statement is initially adopted for recognizing compensation cost. The Company has chosen not to apply the provisions of SFAS 123 early and the Company's management has made the decision not to adopt the optional accounting requirements of the Statement when the Statement is adopted. The Company will continue to apply APB No. 25 to its stock-based compensation awards to employees and will disclose the required proforma effect on net income and earnings per share. The disclosure requirements of the Statement will be adopted for the year ending December 31, 1996.